Exhibit 10.1

FLIR Systems, Inc.

May 8, 2006

Mr. [            ]

c/o FLIR Systems, Inc.

27700A SW Parkway Avenue

Portland, Oregon 97070

Re:	Change of Control Agreement

Dear [            ]:

FLIR Systems, Inc., an Oregon corporation (the “Company”), considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. To this end, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a Change of Control may exist and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in circumstances arising from the possibility of a Change of Control of the Company.

To induce you to remain in the employ of the Company, this letter agreement (“Agreement”) sets forth the severance benefits which the Company will provide to you in the event your employment with the Company is terminated following a Change of Control, as defined herein, under the circumstances described below.

1. Term of Agreement. The term of this Agreement is January 1, 2006, until December 31, 2008; provided, however, that this Agreement shall continue in effect for a period of one hundred eighty (180) days beyond the stated term if a Change of Control, as defined in Section 3 below, occurs during such term.

2. Change of Control. For the purpose of this Agreement, Change of Control means a merger or consolidation to which Company is a party if the individuals and entities who were stockholders of Company immediately prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power for election of directors of the surviving corporation immediately following the effective date of such merger or consolidation.

3. Termination Following Change of Control. If a Change of Control occurs during the term of this Agreement and your employment is terminated by the Company within sixty (60) days before or ninety (90) days after the Change of Control, you will be entitled to the benefits provided in Section 4 below unless such termination is (a) due to your death or Disability, or (b) for Cause. For the purpose of this Section 3, “Disability” means your inability to perform the duties of your position under this Agreement for a continuous period of five (5) months, with or without reasonable accommodation, because of a physical or mental impairment, as determined by the Board. For the purpose of this Section 3, “Cause” means you committed any one or more of the following: (i) theft, embezzlement, fraud, misappropriation of funds, other acts of dishonesty or the violation of any law or ethical rule relating to your employment by the Company; (ii) a felony or any act involving moral turpitude for which you were convicted or entered a plea of nolo contendere; (iii) a breach of any material provision of this Agreement or any confidentiality agreement between you and the Company, and if such violation or breach is susceptible of cure, the failure to effect such cure within 30 days after written notice of such breach is given to you; or (iv) a breach of your fiduciary duty to the Company.

4. Change of Control Benefits.

(a) In the event you become eligible for benefits under Section 3, all of your unvested stock options will immediately vest and become exercisable and you will fully vest in the Company’s Supplemental Retirement Plan or any similar pension plan then in existence. In addition, you will receive the following benefits, conditioned upon your signing a release of claims in a form satisfactory to Company:

(i) a lump sum payment in an amount equal to two (2) times your average annual compensation received by you from the Company and includible in your gross income for federal income tax purposes for the two (2) most recent taxable years ending before the date upon which the Change of Control occurred, payable upon the later of 30 days from the date your employment terminates or the expiration of any applicable revocation period under the release, but in no event later than March 15 of the year following the year in which the termination occurs; and

(ii) until the earlier of 24 months and such time as you obtain comparable benefits through employment or otherwise, the Company will pay the COBRA premiums for continuation of group health and dental insurance coverage for you (and anyone entitled to claim under or through you).

(b) Notwithstanding any other provision of this Agreement, if any payment or benefit you would receive pursuant to a Change of Control of the Company or otherwise (each a “Payment” and collectively the “Payments”) could constitute a “parachute payment” within the meaning of Section 280G of the Code, then the Company shall reduce the Payments so that the maximum amount of the Payments shall be One Dollar ($1.00) less than the amount that would cause the Payments to be subject to the excise tax imposed by Section 4999 of the Code.

(c) If a reduction in Payments is necessary under Section 4(b), reduction shall occur in the following order unless you elect in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): reduction of cash payments; cancellation of accelerated vesting of stock awards; cancellation of accelerated vesting of Company’s Supplemental Retirement Plan or any similar pension plan then in existence; and then reduction of COBRA premiums. A nationally recognized accounting firm selected by the Company shall perform the calculations required by this Agreement. The Company shall bear all reasonable expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with supporting documentation, to the Company and you promptly after the date on which your right to a Payment is triggered (if requested at that time by you or the Company) or such other time as requested by you or the Company, including a reasonable time prior to the Payment trigger date. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company.

5. Right to Terminate. Nothing in this Agreement modifies the at will nature of your employment with Company. Both you and the Company retain the right to terminate the employment relationship at any time.

6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, each subsidiary and their respective successors and assigns, and shall be binding upon you, your administrators, executors, legatees, and heirs. In that this Agreement is a personal service contract, you may not assign it.

7. Notices. All notices, requests and demands given to or made pursuant to this Agreement shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address as set forth in this Agreement. Either party may change its address, by notice to the other party given in the manner set forth in this Section. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the third business day thereafter or when it is actually received, whichever is sooner.

8. Captions. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

9. Mediation. In the case of any dispute arising under this Agreement which cannot be settled by reasonable discussion, the parties agree that, prior to commencing any proceeding as contemplated by Sections 10 and 11, they will first engage the services of a professional mediator agreed upon by the parties and attempt in good faith to resolve the dispute through confidential nonbinding mediation. Each party shall bear one-half ( 1/2) of the mediator’s fees and expenses and shall pay all of its own attorneys’ fees and expenses related to the mediation.

10. Governing Law and Jurisdiction. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Oregon, which shall be the exclusive jurisdiction for any action to interpret or enforce this Agreement.

11. Attorney Fees. In the event of any suit, action or arbitration to interpret or enforce this Agreement, the prevailing party shall be entitled to recover its attorney fees, costs and out-of-pocket expenses at trial and on appeal.

12. Construction. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13. Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

14. Modification. This Agreement may not be modified or amended except by written instrument signed by the parties hereto.

15. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior or contemporaneous oral or written understandings, agreements, statements, representations or promises with respect to its subject matter. This Agreement was the subject of negotiation between the parties and, therefore, the parties agree that the rule of construction requiring that the agreement be construed against the drafter shall not apply to the interpretation of this Agreement.

EXECUTIVE	COMPANY

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